EXHIBIT 10.1

OUTERWALL INC.
2015 INCENTIVE COMPENSATION PLAN
FOR LINE OF BUSINESS LEADERS

SUMMARY
The 2015 Incentive Compensation Plan for Line of Business Leaders (the "Plan") is a cash bonus plan in which Outerwall Inc. (the "Company") line of business leaders are eligible to participate. The Plan provides cash bonuses based on the achievement of goals relating to the performance of the Company, the performance of a particular line of business, and individual performance. The performance period for the Plan is January 1, 2015 to December 31, 2015 (the "Performance Period").

OVERVIEW
The Compensation Committee of the Company's Board of Directors (the "Compensation Committee") administers the Plan. The Compensation Committee, in its sole discretion, selects the individuals who will participate in the Plan and the actual bonus (if any) payable to each participant. The target bonus for each participant is determined as a percentage of such participant's base salary, ranging from 50% to 70%, and is determined by the Compensation Committee in its sole discretion (the "Target Bonus").

ELIGIBILITY REQUIREMENTS
Unless specifically provided otherwise in a written agreement between the Company and a participant, a participant must be continuously employed by the Company from January 1, 2015 through December 31, 2015 to be eligible for payment under the Plan. A participant hired after January 1, 2015 and employed through December 31, 2015 may receive a pro-rated bonus payment. A participant who meets these eligibility requirements will be eligible to receive a bonus, even if the participant is not employed by the Company on the date the bonus payment is made.

BONUS PAYOUT
Information about performance measures and calculation of payout amounts is attached:

•	Appendix A: Applicable for Redbox Line of Business Leader

•	Appendix B: Applicable for Coinstar Line of Business Leader

Individual performance scores will be based on the Compensation Committee's discretion after evaluating the line of business's achievement and/or individual performance for the Performance Period, based on any criteria that the Compensation Committee determines to be appropriate in its sole discretion. The Company's Chief Executive Officer will make recommendations to the Compensation Committee regarding individual performance scores for the Performance Period. The Compensation Committee will then review and approve all individual bonuses.

In aggregate, Participants under the Plan may receive between 0% and 200% of the Target Bonus.

The Compensation Committee may, in its sole discretion, make adjustments to the payouts under the Plan as a result of extraordinary events and/or conditions that either positively or negatively impact the Company's performance.

Payment of each bonus will be made as soon as practicable after the end of the Performance Period, but in any event will be made no later than March 15, 2016. Bonuses will be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.

OTHER
Each bonus that may become payable under the Plan will be paid solely from the general assets of the Company. Nothing in the Plan should be construed to create a trust or to establish or evidence any participant's claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which a participant may be entitled.

No participant will have any claim to a bonus under the Plan, and the Compensation Committee will have no obligation for uniformity of treatment of participants under the Plan. Furthermore, nothing in the Plan will be deemed to limit in any way the Compensation Committee's full discretion to determine whether to grant any bonuses hereunder.

The Compensation Committee reserves the right to unilaterally amend, modify or terminate the Plan at any time, including amending the Plan as it deems necessary or desirable to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended.

The Plan is subject to the Company's Policy on Reimbursement of Incentive Payments.

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